EXECUTION VERSION

AMENDMENT NO. 1 TO
RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of August 1, 2018 (the “Effective Date”) and amends that certain Rights Agreement, dated as of November 14, 2008 (the “Rights Agreement”), by and between Commvault Systems, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (as successor rights agent to Registrar and Transfer Company, a New Jersey corporation), as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning(s) given to them in the Rights Agreement.
RECITALS
WHEREAS, in accordance with Section 27 of the Rights Agreement, at any time when the Rights are then redeemable, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights or holders of Preferred Stock; and
WHEREAS, the Rights Agent is hereby directed by the Company to join in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:
1. Amendment of the Rights Agreement. Section 1 of the Rights Agreement is hereby amended by replacing the definition of “Final Expiration Date” in its entirety with the following:
““Final Expiration Date” shall mean the close of business on August 1, 2018.”
2. Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be amended to reflect this Amendment, including all conforming changes.
3. Other Amendment; Effect of Amendment. Except as, and to the extent, expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date.

In the event of a conflict or an inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.
4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment executed and/or transmitted electronically (including by .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.
6. Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.
7. Further Assurances. Each of the parties to this Amendment will reasonably cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.
8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

COMMVAULT SYSTEMS, INC.

By:	/s/ N. Robert Hammer
Name: N. Robert Hammer
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

[Signature Page to Amendment No. 1 to Rights Agreement]